UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2013

Prime Estates & Developments, Inc.
(Name of registrant in our charter)

Nevada	333-162597	27 0611758
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS I.D.

200 South Wacker Drive, Suite 3100, Chicago, Illinois,	60606
(Address of principal executive offices)	(Zip Code)

Telephone: 312.674.4529
(address and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

A Share Exchange Agreement (the "Agreement") was made and entered into as of the 22nd day of April, 2013, between Prime Estates & Developments, Inc., a Nevada corporation ("Buyer") and Greenbase Ltd, organized under the laws of Cyprus ("Company") and Dimitrios Goulielmos and Evangelia Theocharidou (individually a “Seller” and jointly “Sellers”).

The Buyer agreed to acquire all issued and outstanding shares of common stock of Company from the Sellers, and the Sellers agreed to have all issued and outstanding shares of common stock of Company acquired by the Buyer solely for the purpose of having a wholly-owned subsidiary with operations in Cyprus, on the terms and conditions set forth in this Agreement by way of an exchange of shares (the “Exchange”).

Subject to all the terms and conditions of the Agreement, at the Closing, the Sellers agreed to receive from the Buyer, and Buyer agrees to issue to the Sellers, the sole shareholders of the Company, an aggregate of 100,000,000 Shares of Common Stock of the Buyer (“Buyer Shares”) (the “Share Consideration”) in exchange for the transfer of 2,000 shares aggregate of the Common Stock of the Company (“Company Shares”), owned as set forth on the signature page to this Agreement, which shares constitute all the issued and outstanding shares or rights to acquire issued and outstanding shares of Company, to the Buyer.  Each Company Share that is issued and outstanding immediately before the Closing shall entitle the holder thereof to receive 50,000 Buyer’s Shares.

The Agreement provides that at closing, all actions necessary for the following changes of officers and directors of Buyer shall have occurred:

•	Dimitris Goulielmos new CEO and Director of PMLT
•	Panagiotis Drakopoulos new CFO (change from existing CEO)
•	The existing CFO of PMLT, Mr. Konstantinos Vassilopoulos will become the new Secretary.
•	The existing Secretary of PMLT, Mr. Panagiotis Tolis will resign.
•	The Board of Directors of Greenbase Ltd [Eleni Paphiti, Charalambos Angelides] will remain as it is and all other directors of Buyer will remain.

The Agreement is subject to certain conditions which need to be satisfied prior to closing, as further set forth in the Agreement.

The agreement is filed as an exhibit to this Form 8-K and should be referred to in its entirety for complete information concerning this agreement.

Item 9.01. Financial Statements and Exhibits.

Exhibits

10.1  Share Exchange Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Prime Estates & Developments, Inc.

Date: April 25, 2013	By:	/s/ Panagiotis Drakopoulos
Panagiotis Drakopoulos
Principal Executive Officer

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